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                          August 17, 2021

       Fred Drake
       Chief Executive Officer
       HBT Financial, Inc.
       401 North Hershey Road
       Bloomington, Illinois 61704

                                                        Re: HBT Financial, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed on August 11,
2021
                                                            File No. 333-258701

       Dear Mr. Drake:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Susan
Block at 202-551-3210 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance